U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4/A

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Feinberg                       Stephen
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     c/o Cerberus Partners, L.P.,  450 Park Avenue - 28th Floor
--------------------------------------------------------------------------------
                                    (Street)

     New York                          NY                10022
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Wherehouse Entertainment, Inc.
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     May/1999
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

     June 4, 1999
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [  ]  Director                             [X*]  10% Owner
     [  ]  Officer (give title below)           [  ]  Other (specify below)

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X*]  Form filed by One Reporting Person
     [  ]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


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====================================================================================================================================

*If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)                     (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-    11.
                    sion                       Number of                       Title and Amount           Secur-    ative     Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-    of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ities     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Bene-     direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     ficially  Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    Owned     ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        at End    Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     of Month  ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Transactions by      $2.38    5/3/99   P        16,900        Immed.   1/31/02  Common    16,900  $10.68   19,519    I*       By
Cerberus                                                                        Stock                                         part-
Partners, L.P.*                                                                                                               ner-
Tranche A Warrant                                                                                                             ship*
 (right to buy)
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Tranche B Warrant    $9.00    5/3/99   P        4,410         Immed.   1/31/04  Common    4,410   $5.00    4,865     I*       By
 (right to buy)                                                                 Stock                                         part-
                                                                                                                              ner-
                                                                                                                              ship*
------------------------------------------------------------------------------------------------------------------------------------
Tranche C Warrant    $11.00   5/3/99   P        4,410         Immed.   1/31/04  Common    4,410   $3.50    6,296     I*       By
 (right to buy)                                                                 Stock                                         part-
                                                                                                                              ner-
                                                                                                                              ship*
------------------------------------------------------------------------------------------------------------------------------------
Transactions by      $2.38    5/3/99   P        21,454        Immed.   1/31/02  Common    21,454  $10.68   42,663    I*       By
Cerberus                                                                        Stock                                         corpo-
International, Ltd.*                                                                                                          ra-
Tranche A Warrant                                                                                                             tion*
 (right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Tranche B Warrant    $9.00    5/3/99   P        5,620         Immed.   1/31/04  Common    5,620   $5.00    9,303     I*       By
 (right to buy)                                                                 Stock                                         corpo-
                                                                                                                              ra-
                                                                                                                              tion*
------------------------------------------------------------------------------------------------------------------------------------
Tranche C Warrant    $11.00   5/3/99   P        5,620         Immed.   1/31/04  Common    5,620   $3.50    20,303    I*       By
 (right to buy)                                                                 Stock                                         corpo-
                                                                                                                              ra-
                                                                                                                              tion*
------------------------------------------------------------------------------------------------------------------------------------
Transactions by      $2.38    5/3/99   P        32,900        Immed.   1/31/02  Common    32,900  $10.68   48,607    I*       By
The Funds*                                                                      Stock                                         part-
Tranche A Warrant                                                                                                             ner-
 (right to buy)                                                                                                               ships
                                                                                                                              and
                                                                                                                              corpo-
                                                                                                                              ra-
                                                                                                                              tions*
------------------------------------------------------------------------------------------------------------------------------------
Tranche B Warrant    $9.00    5/3/99   P        8,547         Immed.   1/31/04  Common    8,547   $5.00    11,272    I*       By
 (right to buy)                                                                 Stock                                         part-
                                                                                                                              ner-
                                                                                                                              ships
                                                                                                                              and
                                                                                                                              corpo-
                                                                                                                              ra-
                                                                                                                              tions*
------------------------------------------------------------------------------------------------------------------------------------
Tranche C Warrant    $11.00   5/3/99   P        8,547         Immed.   1/31/04  Common    8,547   $3.50    18,272    I*       By
 (right to buy)                                                                 Stock                                         part-
                                                                                                                              ner-
                                                                                                                              ships
                                                                                                                              and
                                                                                                                              corpo-
                                                                                                                              ra-
                                                                                                                              tions*
------------------------------------------------------------------------------------------------------------------------------------
====================================================================================================================================

Explanation of Responses:
* Stephen Feinberg possesses sole power to vote and direct the disposition of all securities of the Company owned by each of Cerberus, International and the Funds. Mr. Feinberg's interest is limited to the extent of his pecuniary interest in Cerberus, International and the Funds, if any.


By:  /s/Stephen Feinberg                                     February 7, 2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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